[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 2.1

Execution Version

SHARE SALE AGREEMENT

Dated 24 September 2015

BETWEEN

Brabant Life Sciences Seed Fonds B.V.

Spin-Off Fonds Brabant B.V.

BFF B.V.

as the Sellers

AND

Aduro Biotech, Inc.

as the Purchaser

AND

Aduro Netherlands Coöperatief U.A.

as the Acquiring Party

AND

BioNovion Holding B.V.

as the Company

_______________________________________________

for the sale by

the Sellers of the entire issued share

capital of the Company

_______________________________________________

TABLE OF CONTENTS

TOC \h \z \t "Kop 1 met titel;1;Kop 2 met titel;2;Kop 3 met titel;3" 1.	INTERPRETATION2
1.1.	Definitions2
1.2.	Interpretation10
1.3.	Schedules and Annexes11
2.	SALE, PURCHASE AND TRANSFER OF THE SHARES11
2.1.	Sale and Purchase of the Shares11
2.2.	Transfer of the Shares11
2.3.	Acknowledgement12
3.	PURCHASE PRICE12
3.1.	Purchase Price12
3.2.	Pre-Closing Statement, Independent Expert and Adjustment13
3.3.	The Contingent Purchase Price16
4.	CONDITIONS PRECEDENT19
4.1.	Conditions precedent to the Purchaser’s obligations19
4.2.	Conditions precedent to the Sellers’ obligations20
4.3.	Fulfilment of conditions precedent20
5.	PRE-CLOSING COVENANTS20
5.1.	Access and information20
5.2.	Conduct of business21
5.3.	No shareholders’ resolutions22
5.4.	Other covenants of the Company, the Sellers and the Directors22
6.	CLOSING23
6.1.	Place of Closing23
6.2.	Execution of the Employment Agreements23
6.3.	Transfer of the Shares23
6.4.	Escrow23
6.5.	Payment of Initial Purchase Price – Cash23
6.6.	Payment of Initial Purchase Price – Upfront Aduro Shares24
6.7.	Other Closing actions24
6.8.	Consequences of default25
6.9.	Acknowledgement Civil Law Notary25
7.	POST CLOSING COVENANTS26
7.1.	Sale of the Shares by the Acquiring Party and the Purchaser26
7.2.	Restructuring of BFF26
7.3.	Continuing Operations27
8.	REPRESENTATIONS AND WARRANTIES27
8.1.	Representations and Warranties of the Sellers27
8.2.	Representations and Warranties of the Purchaser27
8.3.	No awareness of the Purchaser or the Sellers27
8.4.	Change of law27
9.	COMPENSATION28
9.1.	General principle28
9.2.	Information with respect to Claim28
9.3.	Defence against Third Party Claims29

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.4.	Effect of Tax, provisions and insurance29
10.	LIMITATIONS TO COMPENSATION30
10.1.	Limitations in time30
10.2.	Limitations as to amount30
11.	INDEMNITIES31
12.	[ * ]32
12.1.	Undertaking of the Sellers and the Directors32
13.	CONFIDENTIALITY AND PRESS RELEASE34
13.1.	Confidentiality34
13.2.	Announcement34
14.	TERMINATION PRIOR TO CLOSING34
14.1.	Termination34
14.2.	Effect of Termination36
15.	MISCELLANEOUS37
15.1.	Invalid provisions37
15.2.	Further action37
15.3.	Amendment37
15.4.	Costs37
15.5.	No implied waiver; no forfeit of rights37
15.6.	No rescission or nullification; non-conformity38
15.7.	Notice38
15.8.	Assignment or encumbrance39
15.9.	Separate, not joint liability of the Sellers40
15.10.	Third-party rights40
15.11.	Counterparts40
15.12.	Choice of Law40
15.13.	Disputes41
15.14.	Entire Agreement41

Schedules:

1.	Data Room DVD

2.[Reserved]

3.Stock Issue Agreement

4.[Reserved]

5.Format of (Pre-)Closing Statement

6.Sellers’ Representations and Warranties

Annexes to Schedule 6

3.5Articles

3.6Extracts Companies Trade Register

4.1Shareholders’ registers

7.1Real Property Rented

9.1Insurance Policies

10.2.(a)Registered IP Rights

10.2.(b)List of written invention disclosures

10.4Contractual obligations limiting use10.7Licensed Rights

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.1Employees

11.5Pension Arrangements

7.Disclosure Letter

8. Purchaser’s Representations and Warranties

9.Joint press release

10.Functions and positions with third parties (Directors, Mr. Wiebe Olijve)

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SHARE  SALE  AGREEMENT

THE UNDERSIGNED:

1.

Brabant Life Sciences Seed Fonds B.V., a private limited liability company organised under the laws of the Netherlands, whose registered office is at Onderwijsboulevard 225, 5223 DE ‘s-Hertogenbosch, hereinafter referred to as “BLSF”;

2.

Spin-Off Fonds Brabant B.V., a private limited liability company organised under the laws of the Netherlands, whose registered office is at Goirleseweg 15, 5026 PB Tilburg, hereinafter referred to as “SOFB”;

3.	BFF B.V., a private limited liability company organised under the laws of the Netherlands, whose registered office is at Ruusbroecgaarde 139, 5343 JL Oss, hereinafter referred to as “BFF”;

the parties under nrs. 1, 2 and 3 hereinafter to be referred to as the “Sellers”

and

4.

Aduro Biotech, Inc., a company organised under the laws of the State of Delaware, United States of America, whose principal place of business is at 626 Bancroft Way, #3C, Berkeley, CA 94710-2224, United States of America, hereinafter referred to as the “Purchaser”;

and

5.	Aduro Netherlands Coöperatief U.A., a cooperative organised under the laws of the Netherlands, whose registered office is at Molenweg 50, 5349TD Oss, hereinafter referred to as the “Acquiring Party”

and

6.

BioNovion Holding B.V., a private limited liability company organised under the laws of the Netherlands, whose registered office is at Molenstraat 110, 5342 CC Oss, hereinafter referred to as the “Company”

WHEREAS:

A.	The Company is the sole shareholder of the Subsidiary;

B.	The Subsidiary is a company discovering best-in-class therapeutic antibodies for cancer immunotherapy (the “Business”);

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

C.

SOFB is controlled by BOM Capital II B.V., of which the shares are indirectly held by the Province of Noord-Brabant, and aims to stimulate and develop the regional economy, inter alia by investing equity capital in innovative start-up and growth companies;

D.	BLSF is a fund which stimulates innovative and sustainable initiatives in the area of life sciences, inter alia by providing seed capital to biotechnology companies in their start-up stage;

E.	On the Signing Date, the Sellers jointly own 95% of the issued and outstanding share capital of the Company (the “Shares”);

F.	In 2012 the Sellers have provided equity capital to the Company in order to enable it to carry out its activities throughout the start-up stage;

G.

The Purchaser is a clinical-stage cancer immunotherapy company using a platform technology for the development of various products, both as monotherapies and in combination with conventional and emerging cancer treatments. The Acquiring Party is a Dutch cooperative, 99.9% of whose member interests are owned by Aduro International (Bermuda) Ltd., a wholly owned subsidiary of the Purchaser, and the remainder of whose member interests are owned by the Purchaser;

H.	The Purchaser wishes to purchase and acquire (through the Acquiring Party) the Shares from the Sellers;

I.	The Sellers wish to sell and transfer the Shares to the Acquiring Party;

J.	The Parties wish to lay down in this Agreement the terms and conditions of the sale and purchase of the Shares.

NOW HEREBY AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1.	Definitions

The following capitalised terms and expressions in this Agreement shall have the following meanings:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Accounts Affiliate Agreed Form

the balance sheet as at the Balance Sheet Date and the profit and loss account of the Companies for the period ended on the Balance Sheet Date together with the explanatory notes thereto the ultimate parent of a Party and any and all Persons with respect to which the ultimate parent of a Party, directly or indirectly, holds more than fifty percent (50%) of the nominal value of the share capital issued, or more than fifty percent (50%) of the voting power at general meetings, or has the power to appoint and to dismiss a majority of the directors or otherwise to direct the activities of such Person in relation to a document, such document in the terms agreed between the Sellers and the Purchaser and signed for identification by or on behalf of the Sellers and the Purchaser with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time

Annex	an annex to a Schedule

[ * ]	[ * ]
Articles	the Articles of Association (statuten) of the Company

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Authority

any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, public corporation, court, body, board, tribunal or dispute settlement panel or other law-, rule- or regulation-making organization or entity:

(a)having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or

(b)exercising, or entitled or purporting to exercise, any administrative, executive,

judicial, legislative, policy, regulatory or taxing authority or power

Applicable Exchange Rate	the exchange rate between Euros to Dollars as published in The Wall Street Journal on the Business Day immediately preceding the Closing Date
Balance Sheet Date	31 December 2014

Business Business Day	as defined in Recital B a day on which banks are generally open in the Netherlands and California, United States of America

Cash	all of the Companies’ cash, bank balances and other cash equivalents, including accrued but unpaid interest thereon

Civil Law Notary

civil law notary Mr. R.M. Rieter, another civil law notary of Bird & Bird LLP in The Hague, or such civil law notary’s substitute or any other civil law notary of Bird & Bird LLP or any of their deputies

Claim	any claim for payment made by the Purchaser under this Agreement

Closing	the completion of the Transaction on the Closing Date

Closing Cash Amount	the Cash held by the Companies at Closing as, with respect to bank balances, set forth in statements as per the Closing Date (23.59 pm CET) to the Companies by their respective banks, [ * ].

Closing Date	30 October 2015 or such other date, to be agreed upon by the Parties

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Closing External Debt Amount	any borrowings of the Companies from third parties and any interest accrued thereon as per the Closing Date

Closing Net Cash Amount Closing Net Working Capital Amount

the Closing Cash Amount minus the Closing External Debt Amount.  The Closing Net Cash Amount may be positive or negative the amount equal to (a) the current assets of the Companies (excluding Cash), minus (b) current liabilities of the Companies, as per the Closing Date (excluding deferred revenues)

Closing Statement	has the meaning given thereto in Clause 3.2.3

Company	BioNovion Holding B.V.

Companies	BioNovion Holding B.V. and its only subsidiary BioNovion B.V.

Compensation	any amount to be paid by the Sellers under a Claim pursuant to Clause 9.1 or Clause 11

Contingent Purchase Price	the contingent purchase price for the Shares referred to in Clause 3.1, and payable in accordance with Clause 3.3
Data Room Data Room DVD DCC

the virtual data room hosted by Merrill DataSite which was open as from May 2015 up to and including 11 September 2015, containing documents and information relating to Companies, made available by the Sellers, copies of which are enclosed on the Data Room DVD the copy of the Data Room on DVD, in the Agreed Form, attached hereto as Schedule 1 the Dutch Civil Code (Burgerlijk Wetboek)

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Deed of Amendment Deed of Transfer	The notarial deed of amendment of the Articles in the Agreed Form the notarial deed of transfer of the Shares in the Agreed Form referred to in Clause 2.2

Directors	Mr Andrea van Elsas and Mr Hans van Eenennaam, at the date hereof the sole members of the board of management (bestuurder) of the Company and “Director” means any one of them

Disclosed Disclosure Letter

facts, matters or other information fairly disclosed in the Disclosure Letter and the Data Room DVD in such a manner and with such detail that the Purchaser, Acquiring Party, and/or their professional advisors reviewing the relevant information should have reasonably assessed the financial, legal, commercial or other relevance and consequences of such disclosure the letter with Annexes thereto of even date with this Agreement from the Sellers to the Purchaser and the Acquiring Party, referred to in Clause 8

Dutch GAAP	the accounting principles generally accepted in the Netherlands with respect to annual accounts

Draft Closing Statement	has the meaning given thereto in Clause 3.2.2.
Employees	the employees of the Companies listed in Annex 11.1
Employment Agreements	The employment agreements to be entered into on the Closing Date by and between the Company and each Director in the Agreed Form

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Encumbrances Escrow Agent Escrow Agreement

any rights of pledge, mortgage or usufruct, liens or attachments or similar charges a Dutch professional escrow agent to be agreed between the Parties as soon as reasonably possible after the Signing Date the escrow agreement to be agreed upon as soon as reasonably possible after the Signing Date and to be entered into on the Closing Date by and between the Escrow Agent, the Sellers, the Purchaser and Acquiring Party

Estimated Closing Cash Amount	has the meaning given thereto in Clause 3.2.1

Estimated Closing External Debt Amount	has the meaning given thereto in Clause 3.2.1

Estimated Closing Net Cash Amount Estimated Closing Net Working Capital Amount Indemnity Claim	has the meaning given thereto in Clause 3.2.1 has the meaning given thereto in Clause 3.2.1 has the meaning given thereto in Clause 11.1

Independent Expert	the independent expert appointed in accordance with Clause 3.2.6

Initial Purchase Price	the initial purchase price for the Shares referred to in Clause 3.1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Insurance Policies Law

the insurance policies listed in Annex 9.1

any applicable statute, law, treaty, ordinance, directive, decree, code, judgment, order, rule, or regulation of any Authority, including any judicial or administrative interpretation thereof

Losses	has the meaning given thereto in Clause 9.1
[ * ] [ * ] [ * ] Notary Account Parties	[ * ] [ * ] [ * ] the escrow account (kwaliteitsrekening) of the office of the Civil Law Notary, bank account number [ * ]; the parties to this Agreement and each a “Party”

Permits	EC and/or national and/or provincial and/or municipal licences, permits, exemptions, consents or other authorisations or clearances, howsoever named, granted by an Authority

Person	a natural person or a partnership, company, association, cooperative, mutual insurance society, foundation or any other body which operates externally as an independent unit or organisation

Pre-Closing Statement	has the meaning given thereto in Clause 3.2.1.

Purchase Price	the purchase price for the Shares referred to in Clause 3

Purchaser’s Representations and Warranties	the representations and warranties set out in Schedule 8

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Real Property Rented Reference Net Working Capital Amount

the real property listed in Annex 7.1

an amount of EUR [ * ], being the amount equal to (a) the current assets of the Companies (excluding Cash), minus (b) current liabilities of the Companies, as per 30 June 2015 (excluding deferred revenues)

Restructuring	has the meaning given thereto in Clause 7.2

Schedule	a Schedule to this Agreement
Sellers’ Representations and Warranties	the representations and warranties set out in Schedule 6
Shares	all of the 46,216 issued and outstanding shares with a nominal value of EUR 1.00 each in the share capital of the Company with numbers 1 through 46,216 and each a “Share”

Signing Date Split Off Companies and Split Off Company	the date of signing of this Agreement has the meaning given thereto in Clause 7.2

Stock Issue Agreement Subsidiary

has the meaning given thereto in Clause 6.6

BioNovion B.V., a private limited liability company organised under the laws of the Netherlands, whose registered office is at Molenstraat 110, 5342 CC Oss, the Netherlands

Subsidiary Shares	all issued and outstanding shares in the capital of BioNovion B.V.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Tax or Taxes

any tax, levy, duty, or other charge or withholding of a similar nature, as well as any contribution to any social security or employee social security scheme including any penalty, interest or costs payable in connection with any failure to pay or any delay in paying any of the same imposed by any Dutch or foreign or other Tax Authority

Tax Authority

with respect to any Tax or Tax Return, the Authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case for such Authority

Tax Return	any return, declaration, form, report, claim, informational return or statement required to be filed with any Tax Authority, including any schedule or attachment thereto or amendment thereof
Third Party Claim

a claim, suit, action, arbitration, written complaint, written allegation, criminal prosecution, investigation, demand letter or proceeding made by a third party (including an Authority) against any of the Companies, whether at or outside legal proceedings

Transaction Transaction Documents	the transaction contemplated by this Agreement the Agreement and any other agreement or document to be entered into in relation to the Transaction

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Upfront Aduro Shares

the shares of common stock of the Purchaser to be issued by the Purchaser (acting on behalf of the Acquiring Party) to the Sellers – or, in the case of BFF, its direct or indirect shareholders – on the Closing Date as part of the Initial Purchase Price referred to in Clause 3.1, subject to applicable statutory restrictions and holding periods and certain restrictions as provided in the Stock Issue Agreement or another agreement between the Acquiring Party,

Purchaser and each of the Sellers

Upfront Cash Amount	the amount in cash to be paid to the Sellers as part of the Initial Purchase Price referred to in Clause 3.1

1.2.	Interpretation

a.	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

b.	Words denoting the singular shall include the plural and vice versa. Words denoting one gender shall include another gender.

c.	English language words used in this Agreement intend to describe Dutch legal concepts only and the consequences of the use of those words in English law or any other foreign law shall be disregarded.

d.

This Agreement has been drawn up in English. In the event of any discrepancy between the English text of this Agreement or any agreement resulting therefrom or relating thereto and any translation thereof, the English language version shall prevail. Subject to Clause 1.2 (c), the English (United Kingdom) language version shall also prevail for interpretation purposes.

e.

References to any Dutch legal concept shall, in respect of any jurisdiction other than the Netherlands, be deemed to include the concept which in that jurisdiction most closely approximates the Dutch legal concept.

f.	The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

g.

The headings used in this Agreement are for convenience or reference only and are not to affect the construction of this Agreement or to be taken into consideration in the interpretation of this Agreement.

h.	Unless otherwise stated, references to Clauses are to Clauses of this Agreement.

1.3.	Schedules and Annexes

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Any Schedule and Annex referred to in this Agreement forms an integral and inseparable part of this Agreement.

2.	SALE, PURCHASE AND TRANSFER OF THE SHARES

2.1.	Sale and Purchase of the Shares

Subject to the terms and conditions set out in this Agreement, the Sellers hereby sell the Shares to the Acquiring Party and the Acquiring Party hereby purchases the Shares from the Sellers as follows:

a.	the Acquiring Party purchases from BLSF and BLSF sells to the Acquiring Party 14,108 Shares numbered 18,001 through 32,108;
b.	the Acquiring Party purchases from SOFB and SOFB sells to the Acquiring Party 14,108 Shares numbered 32,109 through 46,216; and
c.	the Acquiring Party purchases from BFF and BFF sells to the Acquiring Party 18,000 Shares numbered 1 through 18,000.

2.2.	Transfer of the Shares

2.2.1	On the Closing Date the Sellers shall transfer the Shares, free from Encumbrances, to the Acquiring Party through the execution of the Deed of Transfer before the Civil Law Notary.

2.2.2

Subject to the terms and conditions of this Agreement, all rights and obligations in connection with the Companies, the Shares and the Business, shall be for the benefit and risk of the Purchaser and the Acquiring Party with effect as from the Closing Date.

2.3.	Acknowledgement

The Company undertakes to acknowledge the transfer of the Shares on the Closing Date by co-signing the Deed of Transfer and immediately to enter such transfer in its register of shareholders.

3.	PURCHASE PRICE

3.1.	Purchase Price

3.1.1The Purchase Price shall consist of:

(A)	the Initial Purchase Price, consisting of:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)	an amount of EUR 14,500,000 (fourteen million five-hundred thousand euro) in cash (the “Upfront Cash Amount”);
(ii)

a number of Upfront Aduro Shares to be determined by dividing EUR 14,500,000 (fourteen million five-hundred thousand euro) by the volume weighted average closing market price on NASDAQ of the Purchaser’s common stock calculated over the twenty (20) trading days prior to the Closing Date, converted to euros at the Applicable Exchange Rate;

(iii)	the Closing Net Cash Amount; and
(iv)	the amount equal to the Closing Net Working Capital Amount minus the Reference Net Working Capital Amount; and
(B)	the Contingent Purchase Price, consisting of:

[ * ].

3.1.2

Notwithstanding the foregoing, in the event the [ * ] has been terminated in its entirety by [ * ] prior to the Closing Date or [ * ] has given notice of such termination prior to the Closing Date, then (i) the Upfront Cash Amount shall be reduced to EUR 12,000,000 (twelve million euro), (ii) the number of Upfront Aduro Shares comprising part of the Initial Purchase Price shall be determined by dividing EUR 12,000,000 (twelve million euro) by the volume weighted average closing market price on NASDAQ of the Purchaser’s common stock calculated over the twenty (20) trading days prior to the Closing Date, converted to euros at the Applicable Exchange Rate, and (iii) [ * ].

3.1.3	The Initial Purchase Price shall be paid in accordance with Clauses 6.5 and 6.6 of this Agreement and the Contingent Purchase Price shall be paid in accordance with Clause 3.3. of this Agreement.

3.2.	Pre-Closing Statement, Independent Expert and Adjustment

3.2.1.	Pre-Closing Statement

3.2.1

The Sellers, the Acquiring Party and the Purchaser acknowledge that the Purchase Price is (inter alia) based on the assumption that on the Closing Date, the Closing External Debt Amount shall be equal to EUR 0 (zero euro) and that the Closing Net Working Capital Amount shall be equal to the Reference Net Working Capital Amount.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2.2

No less than five Business Days prior to the expected Closing Date, the Sellers shall deliver to the Acquiring Party and the Purchaser a statement in the form of a spreadsheet (the “Pre-Closing Statement”) in the format as included in Schedule 5 (containing the financials as per 30 June 2015 as a benchmark), setting out their good faith estimates (which estimates shall be calculated on bases and principles which have been applied for the 2014 Accounts), of the Closing Net Working Capital Amount as well as the Closing Cash Amount and of the Closing External Debt Amount (respectively the “Estimated Closing Net Working Capital Amount, “Estimated Closing Cash Amount” and the “Estimated Closing External Debt Amount”, and the Estimated Closing Cash Amount minus the Estimated Closing External Debt Amount being the “Estimated Closing Net Cash Amount”). The Acquiring Party, the Purchaser and the Sellers shall have three Business Days from the receipt thereof to review the Pre-Closing Statement and use their respective good faith efforts to agree on any modification thereof. For this purpose, the Acquiring Party, the Purchaser and Sellers shall have access to any documentation, books, records and accounts relevant to the preparation of the Pre-Closing Statement. Failing agreement between the Acquiring Party, the Purchaser and the Sellers, that the Pre-Closing Statement shall be finally determined by the Sellers acting in good faith no later than the Business Day immediately preceding the expected Closing Date.

3.2.2.	Draft Closing Statement

Within twenty Business Days following Closing, the Purchaser shall cause to be prepared and delivered to the Sellers, on behalf of the Acquiring Party, unaudited balance sheets of each of the Companies as at Closing prepared in accordance with the requirements of Dutch GAAP and on bases and principles which have been applied for the 2014 Accounts and a statement in the form of a spreadsheet setting out its calculation of the Closing Net Working Capital Amount and the Closing Net Cash Amount (together the “Draft Closing Statement”).

3.2.3.	Notification of disputed items

Within twenty Business Days following delivery to the Sellers of the Draft Closing Statement, the Sellers shall notify the Acquiring Party and the Purchaser of any item or items they wish to dispute. Such notification shall include the reasons for such dispute and a list of proposed adjustments, all substantiated in sufficient detail so as to allow proper assessment thereof by the Acquiring Party and Purchaser. If no such notice is received by the Acquiring Party and Purchaser in said period of twenty Business Days or if the Sellers have notified the Acquiring Party and Purchaser that there are no

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

items they wish to dispute, that Draft Closing Statement shall constitute the Closing Statement (the “Closing Statement”) for the purposes of this Agreement and shall be binding on the Parties. The Closing Net Working Capital Amount, the Closing Cash Amount and the Closing External Debt Amount as determined in the Closing Statement shall be utilized to determine the adjustment of the Purchase Price under Clause 3.2.8.

3.2.4.	Reference of disputes to the Independent Expert

If a notice complying with the provisions of Clause 3.2.3 is received by the Acquiring Party and Purchaser within said period of twenty Business Days, the Sellers, the Acquiring Party and the Purchaser shall use commercially reasonable efforts to agree in writing the item or items disputed by the Sellers. If such item or items are not agreed in writing between the Sellers, the Acquiring Party and the Purchaser within ten Business Days following the receipt by the Acquiring Party and Purchaser of the notice provided for in clause 3.2.3, the item or items in dispute shall be determined by the Independent Expert. The Draft Closing Statement, adjusted to reflect the item or items as agreed between the Sellers, the Acquiring Party and the Purchaser in writing or as determined by the Independent Expert shall constitute the Closing Statement finally binding upon the Parties for the purposes of this Agreement. The Closing Net Working Capital Amount, the Closing Cash Amount and the Closing External Debt Amount as determined in the Closing Statement shall be utilized to determine the adjustment to the Purchase Price under Clause 3.2.8.

3.2.5.	Provision of information

The Acquiring Party and Purchaser shall, and shall procure that the Companies and their accountants shall, provide the Sellers, the Sellers’ accountants and the Independent Expert with all information and assistance they reasonably require for the purposes of this Clause 3.2. The Sellers shall, and shall procure that their accountants shall, provide the Acquiring Party and Purchaser, their accountants and the Independent Expert with all information and assistance they reasonably require for the purpose of this Clause 3.2.

3.2.6.	Appointment of the Independent Expert

If and whenever any item in dispute relating to the Draft Closing Statement will be referred, in accordance with this Clause 3.2, to the Independent Expert, it shall be referred to PriceWaterhouseCoopers (“PWC”).  If PWC does not accept that appointment, the dispute will be referred to such firm of auditors of international reputation as the Sellers and the Purchaser may agree in writing within five Business Days after PWC rejecting its

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

appointment. Failing such agreement, the dispute shall be referred to such auditor of international reputation as shall be appointed for this purpose on the request of the Sellers or the Purchaser by the President of the Netherlands Institute of Chartered Accountants (Nederlandse Beroepsorganisatie van Accountants (NBA)).

3.2.7.	Terms of reference of the Independent Expert

The Independent Expert shall be instructed to act on the following basis:

a.

The item or items in dispute shall be notified to the Independent Expert in writing, with a copy to the other Party, by the Sellers, the Acquiring Party, and/or the Purchaser within five Business Days following the Independent Expert’s appointment.

b.

The terms of reference of the Independent Expert shall be to determine, applying the provisions of this Agreement and the accounting principles provided in Clause 3.2.2, the item or items in dispute and therefore the calculation of the Closing Net Working Capital Amount, the Closing Cash Amount and Closing External Debt Amount and to render his decision within twenty Business Days following the notice given under paragraph (a) of this Clause 3.2.7 or such period as the Independent Expert may advise the Parties to be necessary;

c.	The Independent Expert shall decide the procedure to be followed in the determination;

d.

The Sellers, the Acquiring Party and/or the Purchaser shall each provide (and to the extent they are reasonably able shall procure that the Companies provide) the Independent Expert promptly with all information which he reasonably requires and the Independent Expert shall be entitled (to the extent it considers it appropriate) to base his opinion on such information and on the accounting and other records of the Companies; and

e.	The costs of the determination, including fees and expenses of the Independent Expert, shall be borne on a 50/50%-basis by the Sellers and the Acquiring Party.

3.2.8.	Adjustment of the Purchase Price

After determination by the Independent Expert of the item or items in dispute and the calculation of the Closing Net Working Capital Amount, Closing Cash Amount and the Closing External Debt Amount, the Purchase Price shall be adjusted as follows:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

a.	If the Closing Net Cash Amount is higher than the Estimated Closing Net Cash Amount, the Acquiring Party shall pay to the Sellers a sum equal to the difference between these two amounts.

b.	If the Closing Net Cash Amount is less than the Estimated Closing Net Cash Amount, the Sellers shall pay to the Acquiring Party a sum equal to the difference between these two amounts.

c.

If the Closing Net Working Capital Amount is higher than the Estimated Closing Net Working Capital Amount, the Acquiring Party shall pay to the Sellers a sum equal to the difference between these two amounts.

d.

If the Closing Net Working Capital Amount is less than the Estimated Closing Net Working Capital Amount, the Sellers shall pay to the Acquiring Party a sum equal to the difference between these two amounts.

e.

Any payment under this Clause 3.2.8, together with interest thereon calculated at a rate referred to in sections 6:119 juncto 6:120 paragraph 1 of the DCC per annum from the Closing Date (included) until the date of actual payment (excluded), shall be made within five Business Days after the final determination, pursuant to Clauses 3.2.1- 3.2.7, of the Closing Net Working Capital Amount, the Closing Cash Amount and the Closing External Debt Amount and shall be deemed to be a reduction or, as the case may be, increase of the Purchase Price.

3.3.	The Contingent Purchase Price

3.3.1	For the purpose of this Clause 3.3, the following terms shall have the following meanings:

[ * ]

[ * ]

[ * ]

[ * ]

[ * ]

Change of Control	in relation to any Company, (i) the sale or assignment of all or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

substantially all of the assets or business relating to [ * ]; (ii) any merger, reorganisation or consolidation involving any of the Companies in which the voting securities of the relevant Company outstanding immediately prior thereto cease to represent at least 50% of the combined voting power of the surviving entity immediately after such merger, reorganisation or consolidation; or (iii) one or more parties acting in concert acquiring, directly or indirectly, more than 50% of the voting equity securities or management control of the relevant Company.

[ * ]

[ * ]

Third Party Licensee	a third-party licensee of [ * ].

U.S. FDA	the United States Food and Drug Administration and any successor agency thereto.

3.3.2	The Acquiring Party shall pay (or cause to be paid) the Contingent Purchase Price to the Sellers (in proportion to their shareholdings in the Company) as follows:
[ * ].
3.3.3	[ * ].

3.3.4	[ * ].

4.	CONDITIONS PRECEDENT

4.1.	Conditions precedent to the Purchaser’s obligations

The obligations of the Acquiring Party and Purchaser to proceed with Closing shall be subject to the satisfaction or waiver by the Acquiring Party and Purchaser on or prior to the Closing Date of each of the following conditions:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

a.	the Sellers, the Companies and the Directors have timely and properly performed each of their obligations and covenants which were due to be performed no later than the Closing Date; and

b.	no Authority has taken or announced any steps which will or are reasonably likely to impede the Transaction.

c.	the Sellers have provided to the Acquiring Party and Purchaser, at the latest five Business Days prior to the Closing Date, the Pre-Closing Statement.

d.	the Acquiring Party, Purchaser, the Sellers and the Escrow Agent have agreed upon the terms and conditions of the Escrow Agreement;

e.	the Company having provided, after issuance of the press release referred to in Clause 13.2, written notice of the Transaction to [ * ] in accordance with the [ * ];

f.

the Sellers have confirmed to the Acquiring Party and Purchaser in writing that they have no awareness of any fact, circumstance or event that constitutes a breach, on the Closing Date, of any of the Sellers’ Representations and Warranties that is not Disclosed.

g.	the shares currently owned by the Company in its own capital have been cancelled.

h.

no material adverse change in the Business, operations, position (financial or otherwise) or prospects of the Companies, or any event or circumstance that may reasonably likely result in such a material adverse change, has occurred in the period between the Signing Date and the Closing Date. For the avoidance of misunderstanding: any termination (or part thereof) of the [ * ] shall not constitute a material adverse change.

4.2.	Conditions precedent to the Sellers’ obligations

The obligations of the Sellers to proceed with Closing shall be subject to the satisfaction or waiver by the Sellers on or prior to the Closing Date of each of the following conditions:

a.	the Acquiring Party, Purchaser, the Sellers and the Escrow Agent have agreed upon the terms and conditions of the Escrow Agreement;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

b.	the Purchaser has properly and timely performed each of its obligations and covenants which were due to be performed no later than the Closing Date; and
c.	no Authority has taken or announced any steps which will or are reasonably likely to impede the Transaction.

4.3.	Fulfilment of conditions precedent

The Parties will, from the date hereof to the Closing Date, each use their best efforts to cause the conditions precedent referred to in this Clause 4 to be satisfied.

5.	PRE-CLOSING COVENANTS

5.1.	Access and information

5.1.1.

Until Closing, the Company shall permit the Purchaser and any person authorised by the Purchaser to have access, during regular business hours and upon reasonable advance notice, to all premises occupied by, and to the books and records of, each of the Companies and it shall furnish, or cause the Companies to furnish, to the Purchaser or those persons any information with respect to the Companies; provided that such access or information shall only be provided to the extent that the Purchaser or those persons may reasonably need such access or information in order to be adequately informed for the purpose of completing the Transaction. The Directors shall, and shall cause the Companies to, fully cooperate in connection with the foregoing activities.

5.1.2.

The Directors shall coordinate any requests for information with respect to the Companies. The Purchaser or its representatives shall not without the prior consent of the Sellers contact any employee of any of the Companies for the purpose of obtaining any information with respect to the Companies.

5.2.	Conduct of business

5.2.1.

The Sellers, in their capacity as shareholders of the Company, the Company and the Directors shall, and shall ensure that the Subsidiary shall, take adequate measures until Closing to ensure that the Companies will continue to operate the Business in a normal and prudent manner consistent with past practice and preserve good relationships with customers and suppliers and good relationships with the Employees and the trade unions (if any) and furthermore continue to maintain the Real Property Rented and other goods

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in use by any of the Companies in good working order and state of maintenance and repair.

5.2.2.

The Sellers, in their capacity as shareholders of the Company, the Company and the Directors shall procure that until Closing none of the Companies will, without the prior written consent of the Purchaser, enter into any agreement or assume any obligation or liability relating to its assets, Business and/or financial position other than in the ordinary course of Business. Without prejudice to the generality of the foregoing, the Sellers and the Directors shall procure that between the Signing Date and the Closing Date, the Sellers, the Companies and/or the Directors shall not, without the prior written consent of the Acquiring Party and the Purchaser (such consent not to be unreasonably withheld):

(a)

dispose of any of the Shares and/or any of the material assets of the Companies or pledge or otherwise encumber the Shares and/or any of the material assets of the Companies and/or issue, or enter into any obligation to issue, any shares in the share capital of the Companies; or

(b)	declare, make or pay any dividend or other distributions with respect to Shares; or
(c)

take any action to increase in any manner the compensation (including wages, salary and bonuses) of any Employee and/or alter the terms of employment of any Employee, other than as agreed with the Acquiring Party and the Purchaser with respect to the Directors; or

(d)	hire any new employee or engage any new consultant within the Business; or
(e)

enter into, amend or (agree to) terminate any Material Agreement (as defined in Schedule 6) or enter into any contract or commitment or do anything which is out of the ordinary and usual course of the Business.

5.3.	No shareholders’ resolutions

The Sellers, in their capacity as shareholders of the Company, shall procure that until Closing no shareholders’ resolutions relating to any of the Companies will be adopted whether at or outside of any general meeting of shareholders without the prior written consent of the Purchaser, except for those resolutions which are required in order to prepare for or complete the Transaction.

5.4.	Other covenants of the Company, the Sellers and the Directors

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.4.1.

As soon as possible after the Signing Date the Parties shall agree upon the notification to be made by the Company to [ * ], it being agreed that this notification shall not be made before issuance of the press release referred to in Clause 13.2 and shall also in all other respects be in conformity with any applicable Laws and stock exchange rules and regulations.  From and after the Signing Date until the Closing Date, the Sellers, the Directors and the Company shall notify the Purchaser of any written or oral communication delivered to any of them by [ * ].

5.4.2.

The Sellers, the Company and the Directors agree that in the period up to Closing, they shall not, directly or indirectly: (a) enter into any agreements, understandings or negotiations with, or solicit, initiate or encourage any inquiries, proposals or offers from, any person other than the Acquiring Party and the Purchaser relating to (i) any acquisition or purchase of any assets of the Companies (other than sales of inventory or immaterial portions of assets in the ordinary course) or the Shares or (ii) any merger, consolidation or business combination involving the Companies; or (b) with respect to any effort or attempt by any other person to do or to seek any of the types of transactions referred to in (a) above, (i) participate in any discussions or negotiations; (ii) furnish to any other person any data or information with respect to Sellers, the Companies or the Business or (iii) otherwise cooperate in any way with, assist or participate in or facilitate or encourage any such effort.

5.4.3.

The Sellers, the Company and the Directors shall, as soon as reasonably possible after becoming aware of any matter, fact or circumstance which causes or is reasonably likely to cause a breach of any Sellers’ obligations under this Agreement (including a breach of the Sellers’ Representations and Warranties), inform the Purchaser of such matter, fact or circumstance.

6.	CLOSING

6.1.	Place of Closing

Subject to the satisfaction (or waiver by the Purchaser) of each of the conditions precedent included in Clause 4.1, Closing shall take place on the Closing Date at the offices of the Civil Law Notary at the Zuid-Hollandplein 22, 2596 AW The Hague, the Netherlands, and/or such other place as the Parties shall agree upon.

6.2.	Execution of the Employment Agreements

On the Closing Date, the Company on the one hand and each of the Directors on the other hand shall execute the Employment Agreements.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.3.	Transfer of the Shares

At Closing the Sellers shall transfer the Shares to the Acquiring Party through the execution of the Deed of Transfer before the Civil Law Notary, as provided in Clause 2.2.

6.4.	Escrow

Prior to or on the Closing Date, the Parties shall open the Escrow Account with the Escrow Agent and shall execute (and shall cause the Escrow Agent to execute) the Escrow Agreement. The Escrow Agent shall operate the Escrow Account in accordance with the provisions of the Escrow Agreement.

6.5.	Payment of Initial Purchase Price – Cash

6.5.1	The Acquiring Party shall pay the Initial Purchase Price (other than the Upfront Aduro Shares) as follows:

(a)	the Acquiring Party shall transfer [ * ] of the Upfront Cash Amount no later than 11.00 am CET on the Closing Date to the Escrow Account;

(b)	the Acquiring Party shall transfer [ * ] of the Upfront Cash Amount no later than 11.00 am CET on the Closing Date to the Notary Account; and

(c)	the Acquiring Party shall transfer one hundred percent (100%) of the Estimated Closing Net Cash Amount no later than 11.00 am CET on the Closing Date to the Notary Account; and

(d)

the Acquiring Party shall transfer one hundred percent (100%) of the Estimated Closing Net Working Capital Amount minus the Reference Net Working Capital Amount no later than 11.00 am CET on the Closing Date to the Notary Account, provided, for the avoidance of doubt, that if (i) the Estimated Closing Net Cash Amount or (ii) the Estimated Closing Net Working Capital Amount minus the Reference Net Working Capital Amount is a negative number, the absolute value of such amount shall be deducted from the Upfront Cash Amount.

6.5.2	The Escrow Agent shall hold the monies referred to in Clause 6.5.1(a) in escrow for the Acquiring Party and the Purchaser until exection of the Deed

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of Transfer. Thereafter the Escrow Agent shall hold such monies in escrow for the Acquiring Party and the Sellers in accordance with the terms and conditions of the Escrow Agreement.

6.5.3

The Civil Law Notary shall hold the monies referred to in Clauses 6.5.1 (b), (c) and (d) in escrow for the Acquiring Party until exection of the Deed of Transfer. The Parties shall instruct the Civil Law Notary to, immediately after the Deed of Transfer shall have been executed on the Closing Date, release these amounts to the Sellers, proportionate to their shareholdings in the Company, by transferring the funds, on the Closing Date or the next Business Day, to such bank accounts as shall be notified to the Civil Law Notary in writing before the Closing Date (following which transfer the Acquiring Party and the Purchaser shall be discharged of the obligation to pay such part of the Purchase Price).

6.6.	Payment of Initial Purchase Price – Upfront Aduro Shares

On the Closing Date, the Purchaser and each Seller shall enter into a US law governed stock issuance agreement substantially in the form attached hereto as Schedule 3 (the “Stock Issue Agreement”) pursuant to which the Purchaser shall deliver, subject to the terms and conditions as laid down in such Stock Issue Agreement), the Upfront Aduro Shares to the Sellers on behalf of the Acquiring Party in proportion to their respective shareholdings in the Company.

6.7.	Other Closing actions

On the Closing Date, immediately after the Deed of Transfer shall have been executed:

(a)	the Acquiring Party and/or Purchaser shall pass a resolution of the general meeting of shareholders of the Company resolving to:

(i)

amend the Articles, pursuant to a notarial deed of amendment of the Articles (the “Deed of Amendment”), in order to (inter alia), provide for managing directors A and B, designate both the Directors as a managing director B and introduce a two-signature system whereby a managing director B can only represent the Company acting together with a managing director A; and

(ii)

appoint three individuals as determined by the Purchaser in its sole discretion as the new managing directors A of the Company and appoint Mr. Andrea van Elsas and Mr. Hans van Eenennaam as managing directors B of the Company.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)	the Civil Law Notary shall amend, pursuant to the Deed of Amendment, the Articles; and

(c)

the management board of the Company shall grant to each Director a power of attorney in the Agreed Form authorising them to individually carry out and perform the day-to-day management of the Company, subject to the restrictions laid down in such power of attorney.

6.8.	Consequences of default

6.8.1.

If a Seller, the Acquiring Party or the Purchaser breaches any obligation under this Clause 6 (such Party a “Defaulting Party”), and such breach results in Closing not occurring in full compliance with this Clause 6, then, in addition and without prejudice to any other rights and remedies available to them, the non-Defaulting Party shall be entitled to: (a) defer Closing to a date not more than 14 Business Days after the Closing Date in which event the provisions of this Agreement shall apply as if that later date were the original Closing Date; or (b) proceed with Closing so far as practicable.

6.8.2.

If Closing is deferred in accordance with Clause 6.9.1 and the Defaulting Party is still in default on the new Closing Date, then the non-Defaulting Party may rescind this Agreement, in which case all actions already taken shall be deemed not to have been taken and shall remain without effect or, as may be appropriate, shall be reversed, unless the Parties agree otherwise. The Parties shall provide their full co-operation to the reversal of any actions hereunder should such reversal be required.

6.9.	Acknowledgement Civil Law Notary

The Parties acknowledge and agree that:

(a)	the Civil Law Notary is a notary of Bird & Bird LLP;
(b)

with reference to the Rules of Professional Conduct (Verordening beroeps- en gedragsregels) of the Royal Dutch Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie), (i) the Acquiring Party’s and the Purchaser’s lawyers act as counsel to the Acquiring Party and the Purchaser in connection with, or act as counsel for or on behalf of the Acquiring Party and the Purchaser in the event of any dispute relating to, this Agreement or any related agreement, and that (ii) the Civil Law Notary shall execute the deeds (including the Deed of Transfer) connected with this Agreement or any related agreement; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)

they have engaged the Notary to effect the payment in accordance with Clause 6.5. As an irrevocable third party stipulation (derdenbeding) in favour of the Civil Law Notary, the Parties declare that the Civil Law Notary shall have no obligation to investigate any circumstances which could affect the validity of the sale and purchase or transfer of the Shares or any part thereof.

7.	POST CLOSING COVENANTS

7.1.	Sale of the Shares by the Acquiring Party and the Purchaser

The Acquiring Party and the Purchaser undertake that they shall not, within one year from the Closing Date, sell the Shares to any third party without the Sellers’ prior written consent.

7.2.	Restructuring of BFF

7.2.1

Following Closing BFF may decide to restructure itself in such a way that it will be split into three separate Dutch private companies with limited liability (besloten vennootschappen met beperkte aansprakelijkheid) (the “Restructuring”). Following the Restructuring, each current shareholder of BFF, being Mr. W.Olijve (or a vehicle controlled by him), IREYA B.V. (or another vehicle controlled by Mr. Andrea van Elsas) and #EEN B.V. (or another vehicle controlled by Mr. Hans van Eenennaam), will be the sole shareholder of one of the companies resulting from the Restructuring (such companies hereafter the “Split Off Companies” and each a “Split Off Company”) and BFF will cease to exist. The Restructuring will be carried out in such a way that any and all obligations of BFF under this Agreement and the Schedules and Annexes hereto will be assumed by the Split Off Companies. The Acquiring Party and the Purchaser hereby acknowledge and agree with the entitlement of BFF to carry out the Restructuring, provided BFF keeps the Acquiring Party and Purchaser informed of the Restructuring.

7.2.2

For the sake of clarity: the Acquiring Party and the Purchaser shall have no obligations and liabilities whatsoever in relation to the Restructuring (except any obligations towards the Split Off Companies under this Agreement), and the Split Off Companies shall severally but not jointly indemnify the Acquiring Party and/or the Purchaser from and against any all obligations and liabilities the Acquiring Party and the Purchaser may suffer, sustain or become subject to, in respect of, arising out of or resulting from the Restructuring.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3.	Continuing Operations

The Acquiring Party and the Purchaser agree to continue the operations of the Companies at Pivot Park in Oss, the Netherlands and to fund the Companies’ operations for not less than 3 years as from the Closing Date.

8.	REPRESENTATIONS AND WARRANTIES

8.1.	Representations and Warranties of the Sellers

Each of the Sellers hereby represents and warrants, separately and not jointly, to the Acquiring Party and the Purchaser that each of the Sellers’ Representations and Warranties set out in Schedule 6 is true and accurate at the date of this Agreement and shall be true and accurate at the Closing Date, save as Disclosed in this Agreement or in the Disclosure Letter (Schedule 7), or in the Data Room DVD.

8.2.	Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to each of the Sellers that each of the Purchaser’s Representations and Warranties set out in Schedule 8 is true and accurate at the date of this Agreement and shall be true and accurate at the Closing Date. The Purchaser shall not be liable for any breach of the Purchaser’s Representations and Warranties upon expiry of the statutory limitation period.

8.3.	No awareness of the Purchaser or the Sellers

(a)

The Purchaser hereby confirms to the Sellers that upon signing of this Agreement the Purchaser has no awareness of any fact, circumstance or event that constitutes a breach of any of the Sellers’ Representations and Warranties that is not Disclosed.

(b)

The Sellers and the Directors hereby confirm to the Acquiring Party and the Purchaser that upon signing of this Agreement, they have no awareness of any fact, circumstance or event that constitutes a breach of any of the Sellers’ Representations and Warranties that is not Disclosed.

8.4.	Change of law

There shall be no breach of any of the Sellers’ Representations and Warranties or Purchaser’s Representations and Warranties if there had been no breach but for (i) any change in applicable legislation coming into effect after the date of this Agreement, whether or not such change purports to have retroactive effect, or (ii) a new interpretation of existing law by a court

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of law or Authority in a judgment or decision published after the date of this Agreement.

9.	COMPENSATION

9.1.	General principle

9.1.1

In the event of a breach of any of the Sellers’ Representations and Warranties the Purchaser shall submit to the Sellers a Claim for Compensation. In that event the Sellers shall, subject to any restrictions set out in this Agreement, pay to the Acquiring Party or the Purchaser by way of correction of the Purchase Price and without any deductions or set-off, all damages, losses, liabilities, costs (including – for the avoidance of doubt – reasonable legal costs and reasonable experts’ and consultants’ fees), charges, expenses, claims and demands assessed in accordance with sections 6:95 et seq. of the DCC (collectively, “Losses”). The Purchase Price shall not become negative as a result of such correction.

9.1.2

In the event that a Claim for Compensation of the Acquiring Party or the Purchaser will be disputed by any of the Sellers, the Sellers will only be under the obligation to compensate the Acquiring Party or the Purchaser for any amount (i) granted to the Acquiring Party or the Purchaser in a final and binding arbitral award rendered pursuant to Clause 14.11.2 or (ii) recognised as being due by the Sellers in a binding and written settlement agreement (vaststellingsovereenkomst) with the Acquiring Party or the Purchaser.

9.1.3

The amount of any Claim shall be reduced by any amount by which (i) the value of any reserve or similar asset included in the Closing Statement (or not included in the Closing Statement because it had been written off) appears to be in excess of the relevant amount in the Closing Statement (or that would have been included in the Closing Statement had it not been written off) and (ii) any contingent liability included in the Closing Statement to be less than the relevant amount in the Closing Statement.

9.1.4

The Purchaser shall not be entitled to set off any claim it may allege against any of the Sellers against any of its payment obligations (whether in cash or in stock) vis-à-vis the Sellers under this Agreement.

9.2.	Information with respect to Claim

Where the Acquiring Party or the Purchaser considers making a Claim for Compensation it or they shall, as soon as possible after discovery of the circumstances giving rise to such Claim, notify the Sellers giving full particulars of the facts that give rise to such Claim and specifying the best

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

estimate of the likely amount of the Claim. Such a notification given within such period shall be considered a notification within the meaning of Article 7:23(1) of the Civil Code. The liability of the Sellers in relation to any Claim under this Agreement shall terminate (if such Claim has not previously been satisfied, settled or withdrawn) unless arbitral proceedings under Clause 14.11.2 have been commenced in respect of such Claim by the Purchaser within six months after notifying such Claim to the Sellers in accordance with this Clause 9.2.

9.3.	Defence against Third Party Claims

9.3.1

Where a Claim of the Acquiring Party or the Purchaser for Compensation is based upon or relates to a Third Party Claim, the Parties shall notify each other of such Third Party Claim as soon as reasonably possible after having become aware thereof. As soon as possible following the date of that notification the Parties shall consult each other on the course of action to be taken. No Party shall make an admission in relation to such Third Party Claim and the Third Party Claim shall not be compromised, disposed of or settled without first consulting with and receiving the prior written consent of the other Part(y)(ies), unless circumstances reasonably require immediate action from the Acquiring Party or the Purchaser or the Companies and the Acquiring Party or the Purchaser is not reasonably able to timely consult with the Sellers, in which case the Acquiring Party or the Purchaser shall immediately (if reasonably possible by email prior to any action, and otherwise as soon as reasonably practicable thereafter) inform the Sellers of any such situation, setting out in reasonable detail the actions to be taken in relation to such Third Party Claim.

9.3.2

The Parties will cooperate with each other in dealing with any Third Party Claim and will allow each other access to all books and records which might be useful for such purpose, during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts therefrom. Such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such Third Party Claim or otherwise required by applicable Law or stock exchange rules.

9.3.3

The Parties shall keep each other fully informed as to the progress of any Third Party Claim and the defence thereof and shall provide each other with copies of all correspondence and court documents relating to such claim within fifteen Business Days upon receipt thereof.

9.4.	Effect of Tax, provisions and insurance

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In determining the amount of any Compensation or whether the franchise referred to in Clause 10.2.2 has been reached, the following factors shall be taken into account:

a.

(i) any Tax refund received by any of the Companies and (ii) any reduction in Tax due by any of the Companies, to the extent that such refund or reduction is attributable to the facts giving rise to the Claim; and/or

b.	the amount of any provision, which is attributable to the facts giving rise to the Claim, in the Closing Statement; and/or

c.	any amount received by any of the Companies under an insurance policy or from a third party, to the extent that such amount is attributable to the facts giving rise to the Claim.

10.	LIMITATIONS TO COMPENSATION

10.1.	Limitations in time

10.1.1The Sellers shall not be liable for any Compensation for breach of:

a.

any of the Sellers’ Representations and Warranties set out in sections 3 and 4 of Schedule 6 relating to the incorporation, capacity and authority, the Companies, the Shares and the Subsidiary Shares, upon expiry of the statutory limitation period;

b.

any of the Sellers’ Representations and Warranties set out in section 15 of Schedule 6 or any other Tax matter under the Sellers’ Representations and Warranties, upon expiry of six (6) months from the last date on which a final assessment can be issued against any of the Companies for the relevant Tax; and

c.	all other Sellers’ Representations and Warranties and obligations under this Agreement, upon expiry of [ * ] from the Closing Date.

10.1.2

If prior to the relevant date arbitral proceedings with respect to a Claim will have been commenced by the Acquiring Party or the Purchaser pursuant to Clause 14.11, the liability of the Sellers for that particular Claim only will not cease.

10.1.3	The time limitations in this Clause 10.1 do not apply in relation to Claims arising from fraud and/or deliberate misleading statements by the Sellers.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.2.	Limitations as to amount

10.2.1.	Maximum Compensation

10.2.1.1Except for:

(a)

a Claim for breach of any of the Sellers’ Representations and Warranties set out in sections 3 and 4 and/or 15 of Schedule 6 relating to the incorporation, capacity and authority, the Companies, the Shares, the Subsidiary Shares and/or Tax and/or

(b)	a Claim arising from fraud and/or deliberate misleading statements by the Sellers,

(i) the Sellers shall not be liable for breach of any of their obligations under this Agreement insofar as the aggregate Compensation due exceeds 12.5% of the Upfront Cash Amount, and (ii) the Acquiring Party’s or the Purchaser’s sole and exclusive remedy to satisfy any Claim shall be to claim payment from the escrow account in accordance with the Escrow Agreement.

10.2.1.2.The Sellers’ maximum liability for any and all Claims under this Agreement – including but not limited to Claims referred to in Clause 10.2.1.1(a) and (b) – shall be limited to an amount equal to the Upfront Cash Amount.

10.2.2.	Collective franchise

Except for Claims arising from fraud and/or deliberate misleading statements by the Sellers, the Sellers shall not be liable for breach of any of their obligations under this Agreement unless and only to the extent that the aggregate amount of Compensation due for breaches for which the Sellers are liable exceeds [ * ] in which case the full amount can be claimed.

10.2.3.	Individual threshold

Except for Claims arising from fraud and/or deliberate misleading statements by the Sellers, the Sellers shall not be liable for breach of any of their obligations under this Agreement unless the amount involved in any breach individually exceeds [ * ].

11.	INDEMNITIES

11.1

From and after the Closing Date, the Sellers shall indemnify, defend and hold harmless the Acquiring Party, the Purchaser and the Companies in euros in cash from and against any all Losses they may suffer, sustain or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

become subject to, in each case through and after the date of a Claim for indemnification, in respect of, arising out of or resulting from:

(a)

any and all Taxes of or imposed on any of the Companies (i) for any and all Tax years or Tax periods ending on or before the Closing Date and (ii) for any taxable year or period that includes but does not end on the Closing Date to the extent such Taxes relate to that part of such year or period on or prior to the Closing Date, it being understood that the Sellers’ indemnification obligations under this paragraph 11.1(a) do not extend to the contingent liabilities referred to in the Disclosure Letter under paragraph (d); and

(b)	any and all liabilities of any of the Companies for any and all pension contributions relating to periods prior to or ending on the Closing Date.

11.2

The limitations included in Clause 10, shall not apply to any Claim under this Clause 11 (each such Claim an “Indemnity Claim”), provided that the Sellers’ liability for any and all Claims, including Indemnity Claims shall be limited to an amount equal to the Upfront Cash Amount.

11.3

Any Indemnity Claims are subject to a limitation period of [ * ] following the Closing Date, provided that any Indemnity Claim with respect to Taxes shall terminate 6 months after the expiry of the statutory limitation period for the assessment of liability with respect to relevant Taxes.

11.4

In the event that the Acquiring Party or the Purchaser for the same matter is entitled to both claim under the Sellers’ Representations and Warranties and under Clause 11, nothing in this Agreement limits the Acquiring Party or the Purchaser in such choice. Neither the Acquiring Party nor the Purchaser is entitled to recover more than once from any Seller in respect of any one matter giving rise to an obligation of the Sellers to provide indemnification to the Acquiring Party or the Purchaser hereunder.

11.5

For the avoidance of doubt any indemnification obligation of the Sellers shall, unless the Acquiring Party or the Purchaser otherwise elects, be satisfied only by payment of euros in cash and not by redelivery of shares of Purchaser’s common stock to the Acquiring Party or the Purchaser, as Sellers may be directed at such time.

12.	[ * ]

12.1.	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.1.1	BFF and the Directors hereby undertake and agree with the Purchaser and the Companies that [ * ].

12.1.2In addition, the Sellers and the Directors hereby undertake and agree with the Acquiring Party, the Purchaser and the Companies that [ * ].

12.1.3	Each of the covenants contained in this Clause 12 shall be deemed to constitute a separate covenant and shall be construed independently of the others.

12.1.4	Each of the Parties hereby agrees that [ * ].

12.1.5	In the event that an Employment Agreement [ * ].

13.	CONFIDENTIALITY AND PRESS RELEASE

13.1.	Confidentiality

Each Party undertakes that it will not at any time disclose or use, potentially causing any detrimental effect to any of the other Parties, any confidential information concerning this Agreement or any agreement resulting therefrom or relating thereto, or concerning the business and affairs of any of the other Parties, except:

a.

to the extent required by applicable Law or stock exchange rules or by any Authority but in that case only after consultation with the other Party (or the other Parties, as the case may be) about the timing and content of such disclosure;

b.	to its professional advisers subject to a duty of confidentiality and only to the extent necessary for any lawful purpose;

c.

to the extent that at the date hereof or hereafter such information is public knowledge other than through unlawful disclosure of which that Party at the time of disclosure was or could reasonably have been aware that it was unlawful; and

d.	in relation to SOFB, pursuant to any contractual obligations vis-à-vis its (in)direct shareholders.

13.2.	Announcement

Upon signing this Agreement, the Parties shall issue a joint press release in the form of Schedule 9.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.	TERMINATION PRIOR TO CLOSING

14.1.	Termination

Prior to Closing this Agreement may only be terminated and the Transaction may be abandoned

a.	by the Sellers, the Acquiring Party or the Purchaser in any of the following events:

i.	No Closing Closing is not completed on or before 31 December 2015, other than as a result of a breach of this Agreement by the terminating Party;

ii.	Intervention by an Authority An Authority has decided that no Permit under merger control Laws or regulations will be granted without further investigation; or

iii.	Unacceptable conditions An Authority has made or has indicated that it intends to make the granting of any Permit subject to a condition which is unacceptable to the terminating Party.

b.	by the Sellers in any of the following events:

i.

Insolvency
The Purchaser or the Acquiring Party applies for an order or an order is made declaring either of them bankrupt, or granting either of them a moratorium, or a liquidator is appointed for the Purchaser or the Acquiring Party or any similar event occurs with respect to either the Purchaser or the Acquiring Party or any substantial part of either of their assets in any jurisdiction other than the Netherlands;

ii.

Readjustment of debts
The Purchaser or the Acquiring Party becomes involved in negotiations with any one or more of its respective creditors or takes any other step with a view to the readjustment or rescheduling of all or part of its respective debts; or

iii.	Attachment A creditor of either the Purchaser or the Acquiring Party

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

levies execution against, forecloses on, or takes possession of, all or any part of such Party’s respective assets.

iv.	Non-fulfilment of CPs If on the Closing Date any of the conditions precedent included in Clause 4.2 is not waived by the Sellers in writing or fulfilled, pursuant to Clause 4.3.

c.	by the Purchaser in any of the following events:

i.

Insolvency
Any of the Companies applies for an order or an order is made declaring it bankrupt, or granting any of the Companies a moratorium, or a liquidator is appointed for any of the Companies or any similar event occurs with respect to any of the Companies or any substantial part of its assets in any other jurisdiction than the Netherlands;

ii.

Readjustment of debts
Any of the Companies becomes involved in negotiations with any one or more of its creditors or takes any other step with a view to the readjustment or rescheduling of all or part of its debts;

iii.	Attachment A creditor of any of the Companies levies execution against, forecloses on, or takes possession of, all or any part of any of the Companies’ assets; or

iv.	Non-fulfilment of CPs If on the Closing Date any of the conditions precedent included in Clause 4.1 is not waived by the Purchaser in writing or fulfilled, pursuant to Clause 4.3.

14.2.	Effect of Termination

In the event that this Agreement is terminated pursuant to the provisions of this Clause 14, this Agreement shall have no further effect with the exception of Clauses 13.1 (Confidentiality), this Clause 14 and Clauses 15.9 (Separate, not joint liability of the Sellers), 15.12 (Governing law) and 15.13 (Disputes), which Clauses shall survive any termination of this Agreement indefinitely.

The foregoing shall apply:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

a.

in the event of termination pursuant to Clause 14.1(a)(i), without prejudice to the liability of the Acquiring Party, the Purchaser or the Sellers, as the case may be, for damages and/or costs incurred by any of them, as the case may be, as a result of the liable Party failing to fulfil any of its obligations under this Agreement;

b.	in either of the events of termination pursuant to Clause 14.1(a)(ii) and (iii), without any liability on the part of any Party;

c.

in the event of termination pursuant to Clause 14.1(b), without prejudice to any liability of the Acquiring Party or the Purchaser for any damages and/or costs incurred by the Sellers as a result of this Agreement being terminated; and

d.

in the event of termination pursuant to Clause 14.1(c), without prejudice to any liability of the Sellers for any damages and/or costs incurred by the Acquiring Party and the Purchaser as a result of this Agreement being terminated.

15.	MISCELLANEOUS

15.1.	Invalid provisions

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreement´s substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall make every effort to reach agreement on a new clause which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

15.2.	Further action

If at any time after Closing any further action is necessary or desirable in order to implement this Agreement, each Party shall at its own cost execute and deliver any further documents and take all such necessary action as may reasonably be requested from each of it.

15.3.	Amendment

No amendment to this Agreement shall have any force or effect unless it is in writing and signed by the Parties.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.4.	Costs

Except as provided otherwise in this Agreement, each Party shall bear its own costs in connection with the preparation, negotiation and signing of this Agreement.

15.5.	No implied waiver; no forfeit of rights

a.	Any waiver under this Agreement must be given by notice to that effect.

b.

Where a Party does not exercise any right under this Agreement (which shall include the granting by a Party to any other Party of an extension of time in which to perform its obligations under any provision hereof), this shall not be deemed to constitute a forfeit of any such rights (rechtsverwerking).

15.6.	No rescission or nullification; non-conformity
15.6.1.

Without prejudice to Clause 14 and to the extent permitted by Law, the Parties hereby waive their rights under Articles 6:265 to 6:272 inclusive and 6:228, respectively, of the Civil Code to rescind (ontbinden) or nullify (vernietigen) on the ground of error (dwaling), or demand in legal proceedings the rescission (ontbinding) or nullification (vernietiging) of, this Agreement.

15.6.2.	The Parties hereby waive their rights, if any, to invoke Article 7:17 of the Civil Code with respect to this Agreement.

15.7.	Notice

15.7.1.

Any notice or other communication under or in connection with this Agreement shall be in writing and delivered by hand or sent by facsimile, by courier, or by registered mail and shall be effective, in the absence of earlier receipt:

a.

if sent by facsimile, two (2) business hours after receipt. Receipt shall be deemed to have occurred when transmission of such facsimile communication has been completed and a positive transmission report has been produced by the transmitting machine. For the purposes of this provision, “business hour” shall mean any time between 09.00 and 18.00 hours on a Business Day in the country of the addressee.

b.	if sent by courier service, three (3) days after dispatch,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

c.	if sent by registered mail, three (3) days after dispatch.

15.7.2.	Notices under this Agreement shall be sent to the addresses of the Parties as specified below:

Spin-Off Fonds Brabant B.V.

AddressGoirleseweg 15, 5026 PB Tilburg

AttnM.A.G.J. Jansen

With copy toBOM Capital Legal Counsel

AddressGoirleseweg 15, 5026 PB Tilburg

AttnP. van der Zanden

Brabant Life Sciences Seed Fonds B.V.

AddressOnderwijsboulevard 225, 5223 DE ‘s-Hertogenbosch

AttnJ. van der Hoeven

BFF B.V.

AddressRuusbroecgaarde 139, 5343 JL, Oss

AttnA. van Elsas

Aduro Biotech, Inc. and Aduro International (Bermuda) Ltd.

Address626 Bancroft Way, #3C

Berkeley, CA 94710-2224, USA

AttnCEO

BioNovion Holding B.V.

AddressPivot Park, Molenstraat 79, RX 1201, 5349 AC Oss, the Netherlands

AttnManagement Board

or at such other address as the Party to be given notice may have notified to the other Parties from time to time in accordance with this Clause for that purpose.

15.7.3.	The provisions of this Clause shall not apply in relation to the service of documents for the purpose of litigation.

15.8.	Assignment or encumbrance

No Party may assign this Agreement (contractsoverneming) or assign or encumber any of its rights thereunder without the prior written consent of the other Parties, which shall not unreasonably be withheld. In deviation of the foregoing:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

a.

BFF is entitled to carry out the Restructuring as provided in Clause 7.2. If BFF decides to carry out the Restructuring, the Purchaser hereby agrees to the assignment of this Agreement (contractsoverneming) in three equal parts to the Split Off Companies, as a result of which assignment each of the Split Off Companies will become entitled to one third of the rights and will assume one third of the obligations and liabilities BFF had under this Agreement; and

b.

BLSF, being an investment fund which in the future will be liquidated in accordance with its corporate and contractual documentation, will have the right to assign its rights and obligations under this Agreement (contractsoverneming) in pro rata parts to its (in)direct shareholders at the time of its liquidation. If BLSF decides to assign its rights and obligations under this Agreement in pro rata parts to its (in)direct shareholders at liquidation, the Purchaser hereby agrees to such assignment (contractsoverneming), as a result of which each of the respective (in)direct shareholders of BLSF will become entitled to a pro rata part of the rights and will assume a pro rata part of the obligations and liabilities which BLSF had under this Agreement; and

c.

SOFB will have the right to assign its rights and obligations under this Agreement (contractsoverneming) at any time to another company of which all shares are (in)directly held by the Province of Noord-Brabant. If SOFB decides to assign its rights and obligations under this Agreement in accordance with the foregoing sentence, the Purchaser hereby agrees to such assignment (contractsoverneming), as a result of which the respective company will become entitled to the rights and will assume the obligations and liabilities which SOFB had under this Agreement, provided that any permitted assignment under this Clause 15.8 by either BLSF or SOFB shall be to one legal entity and such legal entity shall not be allowed to further assign or encumber any of the rights under this Agreement without the prior written consent of the Purchaser.

15.9.	Separate, not joint liability of the Sellers

Each of the Sellers shall be separately, in proportion to the percentage of the Purchase Price to which it is entitled, liable and the Sellers shall not be jointly and severally (hoofdelijk) liable for any Claim of the Acquiring Party or the Purchaser under this Agreement. If the Restructuring is carried out the provision of the previous sentence will apply mutatis mutandis to the Split Off Companies.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.10.	Joint and several liability of the Purchaser and the Acquiring Party

The Purchaser shall be jointly and severally liable (hoofdelijk aansprakelijk) for all the Acquiring Party’s obligations in relation to any and all payments to the Sellers in accordance with this Agreement.

15.11.	Third-party rights

Save as expressly otherwise stated, this Agreement does not contain any stipulation in favour of a third party (derdenbeding). In the event that any stipulation in favour of a third party (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

15.12.	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Parties may enter into this Agreement by signing any such counterpart.

15.13.	Choice of Law

This Agreement shall be exclusively governed by and construed in accordance with the laws of the Netherlands, without regard to any conflict of law rules under Dutch private international law.

15.14.	Disputes
15.14.1.

The Parties agree to pursue the settlement of any dispute in connection with this Agreement or any Agreement resulting therefrom through mediation in accordance with the Mediation rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) as in force on the date the mediation is commenced.

15.14.2.

In the event that the dispute cannot be settled through mediation, this dispute shall be finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) as in force on the date the arbitration is commenced.

a.	The arbitral proceedings shall be conducted in English.

b.	The place of arbitration shall be Amsterdam.

c.	The arbitral tribunal shall comprise three arbitrator(s).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

d.	The arbitral tribunal shall decide in accordance with the rules of law.

e.	The Parties shall not be precluded from applying for injunctive relief in summary proceedings (kort geding) before any competent court instead of arbitrators.

15.15.	Entire Agreement

This Agreement, including the Schedules and Annexes hereto, constitutes the entire agreement between the Sellers and the Purchaser relating to the subject matter hereof and supersedes any previous written or oral agreement between the Sellers and the Purchaser in relation to the matters dealt with herein.

[signature page follows]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

This Agreement has been signed in four identical copies on 24 September 2015.

For and on behalf ofFor and on behalf of

Spin-Off Fonds Brabant B.V.Brabant Life Sciences Seed Fonds B.V.

/s/ M.C. J.J. Dragstra ______/s/ M.M.A.M. Janssen _____

By: M.C. J.J. DragstraBy: M.M.A.M. Janssen

Title: Managing DirectorTitle: Managing Director

/s/ M.A.G.J. Jansen ______

By: M.A.G.J. Jansen

Title: Manager

For and on behalf ofFor and on behalf of

BFF B.V.Aduro Biotech, Inc.

/s/ Andrea van Elsas________/s/ Stephen T. Isaacs_______

By: A. van ElsasBy: Stephen T. Isaacs

Title: DirectorTitle: CEO

/s/ Wiebe Olijve________

By: W. Olijve

Title: Director

For and on behalf of

Aduro Netherlands Coöperatief U.A.

On its behalf, Aduro Biotech, Inc.

/s/ Gregory W. Schafer______

By: Gregory W. Schafer

Title: Chief Operating Officer

For and on behalf of For and on behalf of

BioNovion Holding B.V.BioNovion Holding B.V.

/s/ Andrea van Elsas_______/s/ Hans van Eenennaam_____

By: A. van ElsasBy: H. v. Eenennaam

Title: CSO & DirectorTitle: COO, Director

For acknowledgement and acceptance of their obligations under Clauses 5.1, 5.2, 5.4, 6.2, [ * ]:

Mr Andrea van ElsasMr Hans van Eenennaam

/s/ Andrea van Elsas_______/s/ Hans van Eenennaam______

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedules:

1.Data Room DVD*

2.[Reserved]

3.Stock Issue Agreement*

4.[Reserved]

5.Format of (Pre-)Closing Statement*

6.Sellers’ Representations and Warranties*

Annexes to Schedule 6

3.5Articles

3.6Extracts Companies Trade Register*

4.1Shareholders’ registers*

7.1Real Property Rented*

9.1Insurance Policies*

10.2.(a)Registered IP Rights*

10.2.(b)List of written invention disclosures*

10.4Contractual obligations limiting use*

10.7Licensed Rights*

11.1Employees*

11.5Pension Arrangements*

7.Disclosure Letter*

8. Purchaser’s Representations and Warranties*

9.Joint press release*

10.Functions and positions with third parties (Directors, Mr. Wiebe Olijve) *

* The schedules and exhibits to the Share Sale Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  A copy of the omitted schedules and exhibits will be furnished supplementally to the Securities and Exchange Commission upon request.